Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267419

Prospectus Supplement No. 1

to Prospectus dated September 26, 2022

Li-Cycle Holdings Corp.

Secondary Offering of

95,579,362 Common Shares

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements the prospectus, dated September 26, 2022, of Li-Cycle Holdings Corp. (the “Company”) (as amended and supplemented by Prospectus Supplement No. 1, dated December 16, 2022, the “Prospectus”). This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The Company is filing this Prospectus Supplement to reflect the transfer of an aggregate of 5,543,059 common shares of the Company, without par value (the “common shares”), by Principal Nominees Limited to Agulhas Nominees (Proprietary) Limited. The table appearing under the caption “Selling Shareholders” on page 49 of the Prospectus is hereby amended and supplemented by adding the shareholder identified in the table below in place of Principal Nominees Limited.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and is based upon information provided by the selling shareholder named below.

	Securities Beneficially Owned prior to this Offering		Securities to Be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Shareholder	Common Shares	Percentage (1)	Common Shares	Common Shares	Percentage (1)
Agulhas Nominees (Proprietary) Limited (8)	5,543,059	3.2%	5,543,059	—	—

(1)	Based upon a total of 175,430,235 common shares outstanding as of September 9, 2022.

The footnote 8 on page 51 of the Prospectus to the table appearing under the caption “Selling Securityholders” is hereby amended and restated as follows:

(8)

Adonis Pouroulis is considered to be the beneficial owner of the common shares held by Agulhas Nominees (Proprietary) Limited. Prior to the completion of the Business Combination, Mr. Pouroulis was a member of the Advisory Board of Li-Cycle Corp. The business address of Agulhas Nominees (Proprietary) Limited is 55 Willie Van Schoor Avenue, Bellville Cape Town 7530, South Africa.

References in the Prospectus to the “selling shareholders” shall hereafter refer to the selling shareholders named in the table of selling shareholders beginning on page 49 of the Prospectus, as amended by any amendments or supplements thereto, including this Prospectus Supplement.

Investing in our common shares involves a high degree of risk. Before buying any common shares, you should carefully read the discussion of material risks of investing in our common shares in the section entitled “Risk Factors” beginning on page 10 of the Prospectus and the other information included or incorporated by reference in the Prospectus and this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these common shares or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 16, 2022